Exhibit 99.1

News Release	Number: 2006-2#

Intelsat Reports Second Quarter 2006 Results
Revenue Increases on Solid Performance of Lease Services and Managed Solutions
Cost Reduction Efforts Yield Improved Margins
PanAmSat Integration On Schedule
Pembroke, Bermuda, August 14, 2006
Intelsat, Ltd., the world’s largest provider of fixed satellite services, today reported results for the three-month and six-month periods ended June 30, 2006.

Results for both periods include Intelsat, Ltd. and its subsidiaries, referred to as Intelsat or the company. Results do not reflect our July 3, 2006 acquisition of PanAmSat Holding Corporation, which we renamed Intelsat Holding Corporation.

Intelsat, Ltd., reported revenue of $310.5 million and a net loss of $42.7 million for the quarter ended June 30, 2006.

The company also reported EBITDA, or Intelsat, Ltd. earnings before interest, taxes and depreciation and amortization, for the quarter of $221.6 million, or 71 percent of revenue, and the company also reported Sub Holdco Adjusted EBITDA[1] for the same period of $241.0 million, or 78 percent of revenue[2] . Sub Holdco Adjusted EBITDA less the benefit of a one-time channel termination fee of $20.6 million recognized in the second quarter was $220.4 million, or 76 percent of revenue.

For the six months ended June 30, 2006, Intelsat reported revenue of $591.0 million, a net loss of $132.8 million, and EBITDA of $401.7 million, or 68 percent of revenue. Sub Holdco Adjusted EBITDA for the six month period was $447.7 million, or 76 percent of revenue. Sub Holdco Adjusted EBITDA less the benefit of the one-time channel termination fee of $20.6 million described above was $427.1 million, or 75 percent of revenue.

___________
[1] Intelsat Subsidiary Holding Company, Ltd., or Intelsat Sub Holdco, and its subsidiaries are the entities that conduct Intelsat’s operations.

2        In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, EBITDA margin, Sub Holdco Adjusted EBITDA, Sub Holdco Adjusted EBITDA margin and free cash flow from operations figures in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Sub Holdco Adjusted EBITDA is a term based on consolidated EBITDA, as defined in Intelsat Sub Holdco’s credit agreement dated July 3, 2006 (the “Credit Agreement”). Please see the reconciliation of Sub Holdco Adjusted EBITDA to EBITDA provided with the consolidated financial statements below.

Intelsat generated strong free cash flow from operations of $123.5 million through the second quarter of 2006. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest.

“The second quarter featured solid performance at Intelsat and concluded with the closing of the PanAmSat transaction, a deal that has created the new global leader in satellite-based communications services,” said Intelsat Chief Executive Officer, Dave McGlade. “Intelsat’s core lease services and GlobalConnexSM managed solutions, up 8 percent and 26 percent respectively as compared to the year-ago quarter, continued to lead our business performance, driven by demand for corporate data and Voice Over IP applications. With the benefits of our controls over operating expense now demonstrated by the expansion in our margins, we are ready to enhance our global operations through continuing to execute a disciplined integration of PanAmSat.”

“The integration is on track and proceeding as planned,” McGlade added. “By making key integration decisions early on, we have been able to focus as one company on customers and the marketplace. Recent orders such as Intelsat General’s contract in support of the German Military Satellite program validate that effort and position us to create 2007 revenue momentum.”

Integration Process Highlights

Intelsat’s integration process includes four primary thrusts: sales and marketing, staffing, operations and facilities. The sales and marketing organizations were integrated shortly after closing, with near term objectives that include network optimization in order to increase marketable capacity. Staffing decisions are largely complete. Intelsat expects total headcount to reduce from approximately 1,350 at deal close to a steady-state headcount of approximately 1,000 by mid-year 2008. Most facility closures and integration of back office functions are expected to be completed by mid-2007. Intelsat expects to conclude much of the satellite fleet and operations center integration in 2007, with the process fully complete by the end of 2008.

Intelsat expects to realize approximately $92 million in annualized operating cost savings by the end of 2008. In order to achieve these expected savings, Intelsat believes it will incur approximately $180 million in one time expenditures, approximately half of which are expected to be incurred in the second half of 2006 and substantially all of the balance in 2007. Integration expenses include approximately $40 million to $45 million in capital expenditures.

Financial Results for the Three Months Ended June 30, 2006

Total revenue increased $20.7 million, or 7 percent, for the three months ended June 30, 2006 from $289.8 million for the three months ended June 30, 2005, driven by strong results from lease, channel, and managed solutions service offerings. Lease services revenue increased $13.9 million, or 8 percent, to $196.9 million as compared to $183.0 million in the same period in 2005, primarily due to increased demand from Network Services and Telecom customers in North America, Africa, and the Middle East. Channel revenue increased $9.5 million to $66.7 million for the three months ended June 30, 2006 from $57.2 million for the three months ended June 30, 2005. The increase was primarily attributable to the previously mentioned one-time fee of $20.6 million, offset by the continuing decline in legacy channel services revenue. Mobile Satellite Services, or MSS, and other revenue declined by $9.9 million, or 45 percent, to $12.0 million for the three months ended June 30, 2006, as compared to $21.9 million in the prior-year period, primarily due to reduced usage of mobile satellite services sold to customers of Intelsat General. These declines were partially offset by increases in managed solutions revenue, which increased by $7.2 million, or 26 percent, to $34.9 million from $27.7 million in the year-ago period, driven primarily by increased demand for trunking and private line solutions for Network Services and Telecom customers.

Total operating expenses for the three months ended June 30, 2006 declined $7.1 million to $231.8 million, from $238.9 million in the same period in 2005. Depreciation and amortization expense increased $4.8 million, or 3 percent, to $148.6 million for the three months ended June 30, 2006 from $143.8 million for the same period in 2005, primarily due to the accelerated depreciation of certain retiring non-satellite assets. Direct cost of revenue declined by $13.9 million, or 23 percent, to $46.1 million for the period from $60.0 million for the same period in 2005, primarily due to the reduction in third party capacity costs related to the decline in MSS and lease service sales to customers of Intelsat General and lower insurance costs. Selling, general and administrative expense for the second quarter of 2006 was $37.1 million, an increase of $2.0 million from $35.1 million in the three months ended June 30, 2005, due primarily to lower bad debt expense for the period in 2005.

Net loss of $42.7 million for the three months ended June 30, 2006 reflected a decrease of $10.7 million from $53.4 million of net loss for the three months ended June 30, 2005. The net loss decrease resulted primarily from the higher revenues and lower costs described above, offset somewhat by higher interest expense. Interest expense increased $8.9 million to $108.3 million for the three months ended June 30, 2006, from $99.5 million for the same period in 2005. Current period interest expense included $14.9 million in non-cash expenses associated with the amortization and accretion of discounts recorded on existing debt.

EBITDA of $221.6 million, or 71 percent of revenue, for the three months ended June 30, 2006 reflected an increase of $27.1 million, or 14 percent, from $194.5 million, or 67 percent of revenue, for the same period in 2005. This increase was primarily due to the higher revenues and lower costs described above. Sub Holdco Adjusted EBITDA increased $33.8 million to $241.0 million, or 78 percent of revenue, for the three months ended June 30, 2006 from $207.2 million, or 71 percent of revenue, for the same period in 2005. Sub Holdco Adjusted EBITDA less the benefit of the one-time channel termination fee was $220.4 million, or 76 percent of revenue.

Financial Results for the Six Months Ended June 30, 2006

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings, Ltd. (the “Acquisition”). For comparative purposes, when we refer in this news release to our results for the six months ended June 30, 2005, we are referring to our combined results for the period from January 1, 2005 through January 31, 2005 and for the period (post-Acquisition) from February 1, 2005 through June 30, 2005.

Total revenue increased $8.0 million, or 1 percent, to $591.0 million for the six months ended June 30, 2006 from $583.0 million for the six months ended June 30, 2005, driven by increases in sales of lease and managed solutions service offerings. Lease services increased $14.6 million, or 4 percent, to $386.7 million as compared to $372.1 million in the same period in 2005, due to increased demand from Network Services and Telecom customers in Africa, the Middle East and North America. Channel revenue decreased $2.2 million to $115.4 million for the six months ended June 30, 2006 from $117.6 million for the six months ended June 30, 2005 due to the continuing decline in the use of legacy channel services. MSS and other revenue declined by $17.2 million to $22.7 million for the six months ended June 30, 2006, as compared to $39.9 million in the prior-year period, primarily due to reduced usage of mobile satellite services sold to customers of Intelsat General. These declines were partially offset by increases in managed solutions revenue, which increased by $12.8 million to $66.2 million for the six months ended June 30, 2006 from $53.4 million for the year-ago period, driven by increased demand for trunking and private line solutions for Network Services and Telecom customers.

Total operating expenses for the six months ended June 30, 2006 declined $114.9 million to $481.4 million, from $596.3 million for the same period in 2005, which included a $69.2 million satellite impairment charge due to the failure of our IS-804 satellite in January 2005. Depreciation and amortization expense increased $24.2 million, or 9 percent, to $303.2 million for the six months ended June 30, 2006 from $279.0 million for the same period in 2005, primarily due to purchase accounting treatment following the Acquisition and accelerated depreciation for retiring non-satellite assets, as well as to our IA-8 satellite, which entered service in July 2005. Direct costs of revenue declined by $29.6 million, or 23 percent, to $101.2 million for the first half of 2006 from $130.8 million for the same period in 2005, primarily due to the reduction in third party capacity costs related to the decline in MSS and lease service sales to customers of Intelsat General. Selling, general and administrative expense for the first half of 2006 was $77.0 million, a decline of $40.0 million from $117.0 million in the six months ended June 30, 2005. The decrease was due primarily to lower professional fees of $40.8 million as compared to the first six months of 2005, incurred mainly in connection with the Acquisition, offset by recovery of previously written-off bad debts of $7.3 million in 2005.

Net loss of $132.8 million for the six months ended June 30, 2006 reflected a decrease of $72.3 million from $205.1 million of net loss for the six months ended June 30, 2005. This decrease was primarily due to the IS-804 impairment charge and professional fees associated with the Acquisition that were incurred in 2005, and the higher revenues and lower costs in 2006 described above.

EBITDA of $401.7 million, or 68 percent of revenue, for the six months ended June 30, 2006 reflected an increase of $135.8 million from $265.9 million, or 46 percent of revenue, for the same period in 2005. This increase was primarily due to the IS-804 impairment charge and fees associated with the Acquisition incurred in 2005, and higher revenues and lower costs in 2006 described above. Sub Holdco Adjusted EBITDA increased $32.0 million to $447.7 million, or 76 percent of revenue, for the six months ended June 30, 2006 from $415.7 million, or 71 percent of revenue, for the same period in 2005. Sub Holdco Adjusted EBITDA less the benefit of the one-time channel termination fee of $20.6 million was $427.1 million, or 75 percent of revenue.

At June 30, 2006, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $3.74 billion. At March 31, 2006, Intelsat’s backlog was $3.80 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by service category and customer set in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Category

By Customer Set

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Network Services and Telecom	61%	66%	61%	66%
Government	22%	17%	22%	17%
Media	17%	17%	17%	17%

By Service Category

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Lease	63%	64%	64%	65%
Channel	20%	21%	20%	20%
Managed Solutions	9%	11%	9%	11%
Mobile Satellite Services	8%	4%	7%	4%

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on August 14, 2006 to discuss the company’s financial results for the second quarter of 2006. Access to the live conference call will also be available via the Internet at the Intelsat web site: www.intelsat.com/investors.

To participate on the live call, United States-based participants should call (800) 591-6945. Non-U.S. participants should call +1 (617) 614-4911. The participant pass code is 96833580. Participants will have access to a replay of the conference call through August 21, 2006. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 85800450.

About the New Intelsat

Intelsat is the largest provider of fixed satellite services (FSS) worldwide and is the leading provider of these services to each of the media, network services and telecom and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

Contact:

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to, differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks include, but are not limited to insufficient market demand for the services offered by Intelsat; inadequate supply of Intelsat capacity; the quality and price of comparable communications services offered or to be offered by other satellite operators; Intelsat’s access to sufficient capital to meet its operating and financing needs; and the perceptions of our business, operations and financial condition and the industry in which we operate by the financial community and ratings agencies. In connection with Intelsat’s acquisition of PanAmSat as described in this news release, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following consummation of the acquisition; certain covenants in our debt agreements following consummation of the acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our debt; a change in the health of, or a catastrophic loss of, one or more of our satellites, including those acquired in the acquisition; the failure to successfully integrate or to obtain expected synergies from the acquisition on the expected timetable or at all; and the failure to achieve the strategic objectives envisioned for the acquisition of PanAmSat. Detailed information about some of the known risks is included in Intelsat’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 and Intelsat’s registration statement on Form S-4 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2006
Revenue	$289,824	$310,534
Operating expenses:
Direct costs of revenue	59,997	46,084
Selling, general and administrative	35,083	37,145
Depreciation and amortization	143,845	148,602

Total operating expenses	238,925	231,831

Income from operations	50,899	78,703
Interest expense	99,475	108,331
Interest income	2,215	4,919
Other expense, net	(222)	(5,731)

Loss from operations before income taxes	(46,583)	(30,440)
Provision for income taxes	6,826	12,245

Net loss	$(53,409)	$(42,685)

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION TO COMBINED UNAUDITED CONSOLIDATED STATEMENTS

OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Six Months Ended June 30, 2006
	Period January 1, 2005 to January 31, 2005	Period February 1, 2005 to June 30, 2005	Six Months Ended June 30, 2005
Revenue	$97,917	$485,081	$582,998	$590,980
Operating expenses:
Direct costs of revenue	26,939	103,834	130,773	101,195
Selling, general and administrative	55,443	61,563	117,006	76,960
Depreciation and amortization	39,184	239,798	278,982	303,206
Impairment of asset value	69,227	—	69,227	—
Restructuring costs	263	—	263	—

Total operating expenses	191,056	405,195	596,251	481,361

Income (loss) from operations	(93,139)	79,886	(13,253)	109,619
Interest expense	13,241	167,438	180,679	217,804
Interest income	191	3,306	3,497	8,271
Other income (expense), net	863	(676)	187	(11,142)

Loss from operations before income taxes	(105,326)	(84,922)	(190,248)	(111,056)
Provision for income taxes	4,400	10,412	14,812	21,740

Net loss	$(109,726)	$(95,334)	$(205,060)	$(132,796)

INTELSAT, LTD.

RECONCILIATION OF NET LOSS TO EBITDA

(Unaudited)

($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Net loss	$(53,409)	$(42,685)	$(205,060)	$(132,796)
Add:
Interest expense	99,475	108,331	180,679	217,804
Provision for income taxes	6,826	12,245	14,812	21,740
Depreciation and amortization	143,845	148,602	278,982	303,206

Subtract: Interest income	2,215	4,919	3,497	8,271

EBITDA	$194,522	$221,574	$265,916	$401,683

EBITDA margin	67%	71%	46%	68%

Note:

EBITDA consists of Intelsat, Ltd. earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents EBITDA to provide further information with respect to its operating performance. EBITDA margin is defined as EBITDA divided by total revenues. Intelsat uses EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider EBITDA or EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT, LTD.

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO SUB HOLDCO ADJUSTED EBITDA

(Unaudited)

($ in thousands)

	Three Months ended June 30, 2005	Three Months ended June 30, 2006	Combined Six Months ended June 30, 2005	Six Months ended June 30, 2006
	(in thousands)		(in thousands)
Reconciliation of Intelsat, Ltd. net cash provided by operating activities to Intelsat, Ltd. net loss:
Net cash provided by operating activities	$140,712	$164,058	$246,643	$188,547
Depreciation and amortization	(143,845)	(148,602)	(278,982)	(303,206)
Satellite impairment charges	—	—	(69,227)	—
Provision for doubtful accounts	1,503	93	7,566	851
Foreign currency transaction loss (gain)	487	60	366	280
Deferred income taxes	134	—	(2,241)	—
(Gain) Loss on Disposal of Assets	—	(11)	—	(11)
Stock-based compensation	—	(29)	—	(110)
Compensation cost paid by Parent	—	(2,160)	—	(7,992)
Amortization of bond discount and issuance costs	(16,617)	(17,624)	(26,496)	(34,713)
Share in loss of affiliate	(2,289)	(7,864)	(3,920)	(14,134)
Changes in assets and liabilities, net of effects of acquisitions	(33,494)	(30,607)	(78,769)	37,692

Intelsat, Ltd. net loss	$(53,409)	$(42,686)	$(205,060)	$(132,796)

Add:
Interest expense	99,475	108,331	180,679	217,804
Provision for income taxes	6,827	12,245	14,812	21,740
Depreciation and amortization	143,845	148,602	278,982	303,206
Subtract:
Interest income	2,214	4,919	3,497	8,271

Intelsat, Ltd. EBITDA	$194,524	$221,573	$265,916	$401,683

Add (Subtract):
Parent and intercompany expenses, net (1)	4,335	3,359	8,082	7,866
Compensation and benefits (2)	818	1,074	11,764	2,057
Restructuring costs (3)	—	—	263	—
Acquisition related expenses (4)	3,449	3,000	52,428	6,000
Equity investment losses (5)	2,289	7,864	3,920	14,134
Satellite impairment charge (6)	—	—	69,227	—
Non-recurring and other non-cash items (7)	1,763	4,108	4,133	15,922

Sub Holdco Adjusted EBITDA	$207,178	$240,978	$415,733	$447,662

Sub Holdco Adjusted EBITDA Margin	71%	78%	71%	76%

Note:

Intelsat calculates a measure called Sub Holdco Adjusted EBITDA, based on the term consolidated EBITDA, as defined in the Credit Agreement of Intelsat Sub Holdco dated July 3, 2006. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio. Sub Holdco Adjusted EBITDA is not a measure of financial performance under GAAP, and our Sub Holdco Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

News Release	Number: 2006-2#

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2005	As of June 30, 2006
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$360,070	$475,338
Receivables, net of allowance of $26,342 in 2005 and $23,911 in 2006	203,452	194,499
Deferred income taxes	10,752	10,888

Total current assets	574,274	680,725
Satellites and other property and equipment, net	3,327,341	3,111,226
Amortizable intangible assets, net	493,263	474,561
Non-amortizable intangible assets	560,000	560,000
Goodwill	111,388	111,388
Other assets	228,178	211,414

Total assets	$5,294,444	$5,149,314

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term debt	$11,097	$16,271
Accounts payable and accrued liabilities	332,907	318,656
Deferred satellite performance incentives	7,418	7,391
Deferred revenue	30,143	25,192

Total current liabilities	381,565	367,510

Long-term debt, net of current portion	4,790,016	4,807,555
Deferred satellite performance incentives, net of current portion	36,027	33,914
Deferred revenue, net of current portion	157,580	139,642
Accrued retirement benefits	107,778	108,069
Other long-term liabilities	27,743	23,796

Total liabilities	5,500,709	5,480,486

Shareholder’s deficit:
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	9,104	17,206
Accumulated deficit	(215,558)	(348,354)
Accumulated other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale securities, net of tax	177	(36)

Total shareholder’s deficit	(206,265)	(331,172)

Total liabilities and shareholder’s deficit	$5,294,444	$5,149,314

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2006
Cash flows from operating activities:
Net loss	$(53,409)	$(42,685)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	143,845	148,602
Provision for doubtful accounts	(1,503)	(93)
Foreign currency transaction (gain) loss	(487)	(60)
Deferred income taxes	(134)	—
Loss on disposal of assets	—	11
Stock compensation	—	29
Compensation paid by parent	—	2,160
Amortization of bond discount and issuance costs	16,187	17,624
Share in losses of affiliate	2,289	7,864
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	36,645	849
Other assets	(3,028)	9,966
Accounts payable and accrued liabilities	20,727	25,317
Deferred revenue	(18,105)	(1,869)
Accrued retirement benefits	497	(423)
Other long-term liabilities	(2,812)	(3,233)

Net cash provided by operating activities	140,712	164,058

Cash flows from investing activities:
Payments for satellites and other property and equipment	(78,522)	(43,530)

Net cash provided by (used in) investing activities	(78,522)	(43,530)

Cash flows from financing activities:
Repayment of long-term debt	(875)	(875)
Principal payments on deferred satellite performance incentives	(1,237)	(1,492)
Principal payments on capital lease obligations	(58)	(1,888)

Net cash used in financing activities	(2,170)	(4,255)

Effect of exchange rate changes on cash	487	60

Net change in cash and cash equivalents	60,507	116,333
Cash and cash equivalents, beginning of period	299,667	359,005

Cash and cash equivalents, end of period	$360,174	$475,338

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity
	Period January 1 to January 31, 2005	Period February 1 to June 30, 2005	Six Months Ended June 30, 2006
Cash flows from operating activities:
Net loss	$(109,726)	$(95,334)	$(132,796)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,184	239,798	303,206
Impairment charge for IS-804 satellite	69,227	—	—
Provision for doubtful accounts	(5,799)	(1,767)	(851)
Foreign currency transaction (gain) loss	75	(441)	(280)
Deferred income taxes	585	1,656	—
Loss on disposal of assets	—	—	11
Stock compensation	—	—	110
Compensation cost paid by parent	—	—	7,992
Amortization of bond discount and issuance costs	430	26,066	34,713
Share in losses of affiliate	402	3,518	14,134
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(32,168)	31,513	9,804
Other assets	3,194	(2,811)	(3,309)
Accounts payable and accrued liabilities	51,722	55,489	(17,642)
Deferred revenue	(2,388)	(22,177)	(22,889)
Accrued retirement benefits	(27)	2,411	291
Other long-term liabilities	(3,327)	(2,662)	(3,947)

Net cash provided by operating activities	11,384	235,259	188,547

Cash flows from investing activities:
Payments for satellites and other property and equipment	(953)	(83,777)	(65,009)
Proceeds from insurance receivable	38,561	19,759	—

Net cash provided by (used in) investing activities	37,608	(64,018)	(65,009)

Cash flows from financing activities:
Repayment of long-term debt	—	(201,750)	(2,625)
Proceeds from bond issuance	—	305,348	—
Proceeds from credit facility borrowings	—	200,000	—
Principal payments on deferred satellite performance incentives	(475)	(2,008)	(2,140)
Principal payments on capital lease obligations	—	(1,867)	(3,785)
Dividends to shareholders	—	(305,913)	—

Net cash used in financing activities	(475)	(6,190)	(8,550)

Effect of exchange rate changes on cash	(75)	441	280

Net change in cash and cash equivalents	48,442	165,492	115,268
Cash and cash equivalents, beginning of period	141,320	194,682	360,070

Cash and cash equivalents, end of period	$189,762	$360,174	$475,338

Note: The increase in cash between the predecessor entity ending balance and the successor entity opening balance is due to the retention by Intelsat, Ltd. of approximately $5 million in Acquisition financing proceeds.

INTELSAT, LTD.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)		(in thousands)
Net cash provided by operating activities	$140,712	$164,058	$246,643	$188,547
Payments for satellites and other property and equipment	(78,522)	(43,530)	(84,730)	(65,009)

Free cash flow from operations	$62,190	$120,528	$111,913	$123,538

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and our free cash flow from operations may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.